Exhibit 99.1

Quotient Technology Inc. Reports Fourth Quarter and Full Year 2017 Financial Results

Delivered record revenues

  Q4 2017: Total revenue was $93.1M, up 23% over Q4 2016; Media revenue increased 76% over same period
  Full year 2017: Total revenue was $322.1M, up 17% over 2016; Media revenue increased 35% over same period

FY 2017 Retailer iQ revenue was $130.5M, up 57% over FY 2016

Delivered record 3.5 billion transactions in 2017, 45% growth over 2016

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--February 13, 2018--Quotient Technology Inc. (NYSE: QUOT), a leading data-driven digital promotions and media company, today reported financial results for the fourth quarter and full year ended December 31, 2017.

“We had a great fourth quarter and 2017, driven by growth in Retailer iQ and media. Our platforms provide a measurable, digital solution for CPG brands and retailers to influence shoppers, wherever and however they shop,” said Mir Aamir, President and CEO of Quotient. “We believe this is a pivotal time for the CPG and retail industry as they face increasing competitive pressures. Efforts around shopper marketing are growing as brands look to spend dollars more efficiently to drive profitable sales. We believe Quotient provides a suite of digital commerce marketing solutions that fit perfectly with this new frontier in digital marketing, and will serve as a catalyst for transformational change going forward.”

Fourth Quarter 2017 Financial Results

  Total revenue was $93.1 million in Q4 2017, an increase of 23% over Q4 2016.
  Revenues from promotions and media were $63.4 million and $29.7 million, respectively, compared to Q4 2016 revenues of $58.5 million and $16.9 million, respectively.
  GAAP net income for Q4 2017 was $4.2 million, compared to $3.5 million in Q4 2016.
  Adjusted EBITDA was $13.9 million in Q4 2017, an increase of 23% over Q4 2016.
  Transactions totaled 971 million in Q4 2017, up 40% over Q4 2016.

Full Year 2017 Financial Results

  Total revenue was $322.1 million in 2017, an increase of 17% over 2016.
  Revenues from promotions and media were $237.2 million and $84.9 million, respectively, compared to 2016 revenues of $212.1 million and $63.1 million, respectively.
  GAAP net loss for 2017 was $15.1 million, compared to loss of $19.5 million in 2016.
  Adjusted EBITDA was $47.0 million in 2017, an increase of 45% over 2016.
  Transactions totaled 3.5 billion in 2017, up 45% over 2016.
  Generated $48.5 million in cash from operations in 2017, up from $21.8 million over 2016

Adjusted EBITDA, a non-GAAP measure, is reconciled to the corresponding GAAP measure at the end of this release.

2017 Business Highlights

CPG brands shifted more dollars to digital

  Total savings distributed on our network in 2017 was approximately $5.4 billion, a 50% increase over 2016.
  Revenue from Retailer iQ, our digital paperless platform, grew 32% in Q4 2017 and 57% for full year 2017, over comparable year-over-year periods.
  CPG promotion revenue, which excludes specialty retail, grew 20% in Q4 2017 and 22% for full year 2017, over comparable year over year periods.

Expanded audience reach, approaching half of all U.S. households

  About 60 million shoppers are now registered to savings programs powered by Retailer iQ, which represents about half of U.S. households.
  Quotient ended the year with 28 retail banners live on Retailer iQ, with 23 of those banners marketing their branded digital savings programs. Through Retailer iQ, retailers can create a direct digital relationship with their shoppers, sending them personalized and targeted digital savings and media.
  Early last year, we rolled out a new version of our Coupons.com app, giving shoppers another way to add digital coupons directly to their retailer savings accounts, and also giving them the ability to redeem coupons by scanning receipts. According to ComScore, monthly average visitors to Coupons.com mobile web and app were 18 million in the back half of 2017. Engagement on Coupons.com properties provides another important source of shopper data, including purchase intent, which is valuable for targeting coupons and ads.

Media revenue accelerated in 2017, growing 35% over 2016

  With our data-driven QMX platform and acquisition of Crisp Mobile, a shopper marketing digital ad company, we have become a full-service media solution for CPG brands and retailers, providing the technology, creative design, and robust analytics that advertisers require to measure campaign performance and ROI.
  Our verified buyer audience grew to approximately 100 million, adding more shopper data and insights that continually improve our targeting capabilities to reach consumer segments based on brand preferences, location, frequency and hundreds of other factors.

Business Outlook

As of today, Quotient is providing the following business outlook.

For the first quarter 2018, total revenue is expected to be in the range of $83 million to $87 million. Adjusted EBITDA for the first quarter 2018 is expected to be in the range of $11 million to $13 million.

For the full year 2018, total revenue is expected to be in the range of $379 million to $394 million. Adjusted EBITDA for the full year 2018 is expected to be in the range of $65 million to $73 million.

A reconciliation of Adjusted EBITDA, a non-GAAP guidance measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expenses items that are excluded in calculating Adjusted EBITDA.

Conference Call Information

Management will host a conference call and live webcast to discuss the Company's financial results and business outlook today at 4:30 p.m. EDT/ 1:30 p.m. PDT. Questions that investors would like to see asked during the call should be sent to ir@quotient.com.

To access the call, please dial (844) 579-6824, or outside the U.S. (763) 488-9145, with Conference ID# 2588629 at least five minutes prior to the 1:30 p.m. PDT start time. The live webcast and accompanying presentation can be accessed on the Investor Relations section of the Company website at: http://investors.quotient.com/. A replay of the webcast will be available on the website following the conference call.

Use of Non-GAAP Financial Measure

Quotient has presented Adjusted EBITDA, a non-GAAP financial measure, in this press release, because it is a key measure used by Quotient’s management and Board of Directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget, to develop short and long-term operational plans, and to determine bonus payouts. In particular, Quotient believes that the exclusion of certain income and expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of its core business. Additionally, Adjusted EBITDA is a key financial metric used by the compensation committee of our Board of Directors in connection with the determination of compensation for our executive officers. Accordingly, Quotient believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating Quotient’s operating results in the same manner as Quotient’s management and Board of Directors.

Quotient defines Adjusted EBITDA as net income (loss) adjusted for stock-based compensation, depreciation and amortization, interest expense, other (income) expense net, provision for (benefit from) income taxes, one-time charge for certain distribution fees, change in fair value of escrowed shares and contingent consideration, net, charges related to Enterprise Resource Planning Software implementation costs, certain acquisition related costs, and restructuring charges.

Quotient's use of Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of Quotient’s financial results as reported under GAAP. Some of these limitations are:

  Although depreciation and amortization are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements; and
  Adjusted EBITDA does not reflect: (i) changes in, or cash requirements for, working capital needs; (ii) the potentially dilutive impact of stock-based compensation; (iii) tax payments that may represent a reduction in cash available to Quotient; (iv) the effects of stock-based compensation, depreciation and amortization, interest expense, other interest expense, other (income) expense net, provision for (benefit from) income taxes, one-time charge for certain distribution fees, net change in fair value of escrowed shares and contingent consideration, charges related to Enterprise Resource Planning software implementation costs, certain acquisition related costs, and restructuring charges; and (v) other companies, including companies in its industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

This non-GAAP financial measure is not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. Because of these and other limitations, Adjusted EBITDA should be considered along with other GAAP-based financial performance measures, including various cash flow metrics, net income (loss), and Quotient’s other GAAP financial results.

For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Net Loss to Adjusted EBITDA" included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements concerning the Company’s current expectations and projections about future events and financial trends affecting its business. Forward looking statements in this press release include the Company’s current expectations with respect to revenues and Adjusted EBITDA for the first quarter and fiscal year 2018; the Company’s expectations for the continued scaling and growth of the Retailer iQ digital platform, including expectations on its ability to grow, perform, and meet the expectations of consumers, retailers and CPGs; the Company’s expectations regarding the future demand and behavior of consumers, retailers and CPGs, including the shift to digital; the Company’s expectations for Quotient Media Exchange, including expectations regarding the potential audience reach of our platforms; the Company’s expectations regarding its targeted promotions and targeted media offerings; the Company’s expectation regarding the success of expanding our shopper marketing and media business; the Company’s expectations for the Coupons.com mobile app; and the Company’s expectations with respect to its future investments and growth and ability to leverage its investments and operating expenses. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available to the Company’s management at the date of this press release and its management's good faith belief as of such date with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, the Company’s financial performance, including its revenues, margins, costs, expenditures, growth rates and operating expenses, and its ability to generate positive cash flow and become profitable; the amount and timing of digital promotions by CPGs, which are affected by budget cycles, economic conditions and other factors; the Company's ability to adapt to changing market conditions, including the Company’s ability to adapt to changes in consumer habits, the Company's ability to negotiate fee arrangements with CPGs and retailers; the impact of mobile on the Company’s platform; the Company's ability to maintain and expand the use by consumers of digital promotions on its platforms; the Company’s ability to execute its media strategy; the Company's ability to effectively manage its growth; the Company's ability to successfully integrate acquired companies into its business; the Company's ability to develop and launch new services and features; and other factors identified in the Company’s filings with the Securities and Exchange Commission (the "SEC"), including its quarterly report on Form 10-Q filed with the SEC on November 3, 2017. Additional information will also be set forth in the Company’s future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that the Company makes with the SEC. Quotient disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

About Quotient Technology Inc.

Quotient Technology Inc. (NYSE: QUOT) is a leading digital promotions, media and analytics company that delivers personalized digital coupons and ads—informed by proprietary shopper and online engagement data—to millions of shoppers daily. Our core platform, Quotient Retailer iQ™, connects to a retailer’s point-of-sale system and provides targeting and analytics for consumer packaged goods (CPGs) brands and retailers. Retailer iQ powers savings programs that reach about half of all U.S. households. Our distribution network also includes our Coupons.com app and website, thousands of publishing partners and, in Europe, the Shopmium mobile app. We also operate Crisp Mobile, which creates mobile ads aimed at shoppers. We serve hundreds of CPGs, such as Clorox, Procter & Gamble, General Mills and Kellogg’s, and retailers like Albertsons Companies, CVS, Dollar General, Kroger and Walgreens. Founded in 1998, Quotient is based in Mountain View, California, and has offices across the U.S., in Bangalore, India; Paris and London. Learn more at Quotient.com, and follow us on Twitter @Quotient.

Quotient, Quotient Retailer iQ, QMX and Shopmium are trademarks of Quotient Technology Inc. All other marks are owned by their respective owners.

QUOTIENT TECHNOLOGY INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, in thousands)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$334,635	$106,174
Short-term investments	59,902	69,172
Accounts receivable, net	81,189	71,945
Prepaid expenses and other current assets	8,737	6,293
Total current assets	484,463	253,584
Property and equipment, net	16,610	16,376
Intangible assets, net	46,490	47,987
Goodwill	80,506	43,895
Other assets	1,006	914
Total assets	$629,075	$362,756
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,090	$4,968
Accrued compensation and benefits	13,914	13,202
Other current liabilities	35,538	20,864
Deferred revenues	6,276	6,856
Contingent consideration related to acquisitions	18,500	—
Total current liabilities	80,318	45,890
Other non-current liabilities	3,205	2,548
Convertible senior notes, net	145,821	—
Deferred tax liabilities	1,690	2,569
Total liabilities	231,034	51,007

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	686,025	647,474
Treasury stock, at cost	—	(96,574)
Accumulated other comprehensive loss	(700)	(748)
Accumulated deficit	(287,285)	(238,404)
Total stockholders’ equity	398,041	311,749
Total liabilities and stockholders’ equity	$629,075	$362,756

QUOTIENT TECHNOLOGY INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues	$93,093	$75,422	$322,115	$275,190
Costs and expenses:
Cost of revenues (1)	44,018	29,370	140,752	114,870
Sales and marketing (1)	25,377	24,940	92,833	92,596
Research and development (1)	11,860	12,084	50,009	50,503
General and administrative (1)	12,726	11,010	48,124	43,404
Change in fair value of escrowed shares and contingent consideration, net	(5,500)	(5,487)	5,515	(6,450)
Total costs and expenses	88,481	71,917	337,233	294,923
Net income (loss) from operations	4,612	3,505	(15,118)	(19,733)
Interest expense	(1,589)	—	(1,589)	—
Other income (expense), net	391	77	928	495
Net income (loss) before income taxes	3,414	3,582	(15,779)	(19,238)
Provision for (benefit from) income taxes	(768)	48	(702)	241
Net income (loss)	$4,182	$3,534	$(15,077)	$(19,479)

Net income (loss) per share:
Basic	$0.05	$0.04	$(0.17)	$(0.23)
Diluted	$0.04	$0.04	$(0.17)	$(0.23)
Weighted-average shares used to compute net income (loss) per share:
Basic	91,002	86,160	89,505	84,157
Diluted	95,679	89,520	89,505	84,157

(1) The stock-based compensation expense included above was as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Cost of revenues	$543	$364	$2,000	$1,821
Sales and marketing	1,763	1,497	6,621	5,776
Research and development	2,059	1,558	7,949	7,286
General and administrative	3,585	3,220	15,682	13,403
Total stock-based compensation	$7,950	$6,639	$32,252	$28,286

QUOTIENT TECHNOLOGY INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited, in thousands)

	Year Ended December 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(15,077)	$(19,479)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,840	22,770
Stock-based compensation	32,252	28,286
Amortization of debt discount and issuance cost	1,148	—
Restructuring charge related to facility exit costs	2,074	—
Loss on disposal of property and equipment	85	476
Allowance for doubtful accounts	(655)	652
Deferred income taxes	(702)	241
One-time charge for certain distribution fees	—	7,435
Change in fair value of escrowed shares and contingent consideration, net	5,515	(6,450)
Changes in operating assets and liabilities:
Accounts receivable	(4,382)	(9,358)
Prepaid expenses and other current assets	(2,553)	1,360
Accounts payable and other current liabilities	12,834	(1,718)
Accrued compensation and benefits	658	(1,914)
Deferred revenues	(580)	(486)
Net cash provided by operating activities	48,457	21,815

Cash flows from investing activities:
Purchases of property and equipment	(6,475)	(6,281)
Purchases of intangible assets	—	(106)
Acquisitions, net of cash acquired	(21,048)	—
Purchases of short-term investments	(114,239)	(88,172)
Proceeds from maturities of short-term investments	123,509	44,000
Net cash used in investing activities	(18,253)	(50,559)

Cash flows from financing activities:
Proceeds from borrowings on convertible senior notes, net of issuance costs	193,763	—
Proceeds from issuances of common stock under stock plans	8,763	11,966
Payments for taxes related to net share settlement of equity awards	(4,012)	—
Repurchase of common stock	—	(11,944)
Principal payments on promissory note and capital lease obligations	(238)	(48)
Net cash provided by (used in) financing activities	198,276	(26)
Effect of exchange rates on cash and cash equivalents	(19)	(3)
Net increase (decrease) in cash and cash equivalents	228,461	(28,773)
Cash and cash equivalents at beginning of period	106,174	134,947
Cash and cash equivalents at end of period	$334,635	$106,174

QUOTIENT TECHNOLOGY INC. RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND TRANSACTION DATA (Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income (loss)	$4,182	$3,534	$(15,077)	$(19,479)
Adjustments:
Stock-based compensation	7,950	6,639	32,252	28,286
Depreciation, amortization and other (1)	6,883	6,686	24,391	22,938
One-time charge for certain distribution fees	—	—	—	7,435
Change in fair value of escrowed shares and contingent consideration, net	(5,500)	(5,487)	5,515	(6,450)
Interest expense	1,589	—	1,589	—
Other (income) expense, net	(391)	(77)	(928)	(495)
Provision for (benefit from) income taxes	(768)	48	(702)	241

Total adjustments	$9,763	$7,809	$62,117	$51,955

Adjusted EBITDA	$13,945	$11,343	$47,040	$32,476

Transactions (2)	971,115	691,310	3,546,294	2,445,455

(1) For the three and twelve months ended December 31, 2017, Other includes: enterprise resource planning ("ERP") software implementation costs of $0.2 million and $1.2 million, respectively, certain acquisition related costs of zero and $1.9 million, respectively, and restructuring charges of $2.1 million and $3.4 million, respectively. For the three and twelve months ended December 31, 2016, Other includes: ERP software implementation costs of $0.2 million. Acquisition related costs primarily represent diligence, accounting, and legal expenses incurred related to the Crisp acquisition and restructuring charges relate to facility exit costs as well as severance for impacted employees which we generally would not have otherwise incurred in the periods presented as part of our ongoing operations.

(2) A transaction is any action that generates revenue, directly or indirectly, including per item transaction fees, revenue sharing fees, set up fees and volume-based fixed fees. Transactions exclude self-generated retailer offers where no revenue is received.

CONTACT:
Quotient Technology Inc.
Investor Relations Contact:
Stacie Clements, 650-605-4535
Vice President, Investor Relations
ir@quotient.com
or
Media Contact:
Paul Sloan, 650-396-8754
Vice President, Communications
press@quotient.com